                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                          CITIZENS BANK OF PENNSYLVANIA


                         CITIZENS FINANCIAL GROUP, INC.


                                       and


                           COMMONWEALTH BANCORP, INC.


                         Dated as of September 30, 2002

                                TABLE OF CONTENTS

ARTICLE I - THE MERGER..........................................................................1
           1.1       The Merger.................................................................1
           1.2       Effective Time.............................................................2
           1.3       Effects of the Merger......................................................2
           1.4       Conversion of Seller Common Stock..........................................2
           1.5       Merger Sub Common Stock....................................................3
           1.6       Employee Stock Options; Restricted Shares..................................3
           1.7       Articles of Incorporation..................................................4
           1.8       By-Laws....................................................................4
           1.9       Directors and Officers.....................................................4

ARTICLE II - EXCHANGE OF SHARES.................................................................4
           2.1       Buyer to Deposit Aggregate Merger Consideration............................4
           2.2       Exchange of Shares.........................................................4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................................5
           3.1       Corporate Organization.....................................................6
           3.2       Authority; No Violation....................................................6
           3.3       Consents and Approvals.....................................................7
           3.4       Financial Statements.......................................................7
           3.5       Broker's Fees..............................................................7
           3.6       Legal Proceedings..........................................................8
           3.7       Capital; Availability of Funds.............................................8
           3.8       Buyer Information..........................................................8

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................................8
           4.1       Corporate Organization.....................................................8
           4.2       Capitalization............................................................10
           4.3       Authority; No Violation...................................................12
           4.4       Consents and Approvals....................................................13
           4.5       Financial Statements......................................................13
           4.6       Broker's Fees.............................................................14
           4.7       Absence of Certain Changes or Events......................................14
           4.8       Legal Proceedings.........................................................15
           4.9       Reports...................................................................16
           4.10      Agreements with Governmental Authorities..................................16
           4.11      Absence of Undisclosed Liabilities........................................17
           4.12      Compliance with Applicable Law............................................17
           4.13      Taxes and Tax Returns.....................................................17



                                       (i)

           4.14      Labor.....................................................................19
           4.15      Employees.................................................................19
           4.16      Capitalization............................................................21
           4.17      CRA, Anti-Money Laundering and Customer Information Security..............21
           4.18      Material Agreements.......................................................21
           4.19      Property and Leases.......................................................23
           4.20      Loan Portfolio............................................................24
           4.21      Investment Securities.....................................................24
           4.22      Derivative Transactions...................................................25
           4.23      Insurance.................................................................25
           4.24      Environmental Matters.....................................................25
           4.25      Administration of Accounts................................................27
           4.26      Investment Management and Related Activities..............................27
           4.27      State Takeover Laws.......................................................27
           4.28      Proxy Statement; Seller Information.......................................28
           4.29      Deposit/Loan Agreements...................................................28
           4.30      Disciplinary Proceedings..................................................28
           4.31      Intellectual Property.....................................................28
           4.32      Disclosure................................................................28

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................28
           5.1       Conduct of Businesses Prior to the Effective Time.........................28
           5.2       Seller Forbearances.......................................................29
           5.3       Buyer Forbearances........................................................33
           5.4       System Conversions........................................................33
           5.5       Certain Changes and Adjustments...........................................34
           5.6       Branches..................................................................34
           5.7       Servicing.................................................................34
           5.8       Purchaser Products and Services...........................................34
           5.9       ALCO Management...........................................................35
           5.10      Deposit Incentive Plan....................................................35

ARTICLE VI - ADDITIONAL AGREEMENTS.............................................................35
           6.1       Regulatory Matters; Consents..............................................35
           6.2       No Solicitation...........................................................37
           6.3       Access to Information.....................................................39
           6.4       Legal Conditions to Merger................................................40
           6.5       Employment and Benefit Matters............................................40
           6.6       Directors' and Officers' Indemnification and Insurance....................43
           6.7       Additional Agreements.....................................................45
           6.8       Advice of Changes.........................................................45
           6.9       Update of Disclosure Schedules............................................45



                                      (ii)

           6.10      Current Information.......................................................45
           6.11      Transition Committee......................................................46
           6.12      Bank Merger...............................................................46
           6.13      Organization of the Merger Sub............................................47
           6.14      Community Commitments.....................................................47
           6.15      Citizens Financial Group, Inc.............................................47
           6.16      Section 16 Matters........................................................48
           6.17      Consolidation of Corporate Structure......................................48

ARTICLE VII - CONDITIONS PRECEDENT.............................................................48
           7.1       Conditions to Each Party's Obligations To Effect the Merger...............48
           7.2       Conditions to the Obligations of the Buyer................................49
           7.3       Conditions to the Obligations of the Seller...............................50

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER...............................................50
           8.1       Termination...............................................................50
           8.2       Effect of Termination.....................................................51
           8.3       Amendment.................................................................53
           8.4       Extension; Waiver.........................................................53

ARTICLE IX - MISCELLANEOUS.....................................................................53
           9.1       Closing...................................................................53
           9.2       Nonsurvival of Representations, Warranties and Agreements.................53
           9.3       Expenses..................................................................54
           9.4       Notices...................................................................54
           9.5       Interpretation............................................................55
           9.6       Counterparts..............................................................55
           9.7       Entire Agreement..........................................................55
           9.8       Governing Law.............................................................56
           9.9       Severability..............................................................56
           9.10      Publicity.................................................................56
           9.11      Assignment; Reliance of Other Parties.....................................56
           9.12      Specific Performance......................................................56
           9.13      Alternative Structure.....................................................56
           9.14      Definitions...............................................................57


EXHIBITS
--------

Exhibit I         Form of Bank Merger Agreement
Exhibit II        Form of Stockholder Agreement



                                      (iii)

SCHEDULES
---------

4.1(c)          Subsidiaries and Joint Ventures
4.2(a)          Capitalization
4.2(c)          Seller Subsidiaries and Joint Ventures
4.3(c)          Violations, Conflicts, Breaches or Defaults
4.7             Certain Changes or Events
4.8             Legal Proceedings
4.9             Seller Reports
4.10            Agreements with Governmental Authorities
4.13            Taxes and Tax Returns
4.15(a)         Seller Pension Plans, Seller Benefit Plans and Seller Other
                Plans Contributions
4.15(c)         Value of Assets of Seller Pension Plans
4.15(d)         Administration of Seller Pension Plans, Seller Benefit Plans and
                Seller Other Plans
4.15(h)         Post-employment Benefits
4.15(i)         Post-termination Benefits
4.18            Seller Contracts
4.20(b)         Criticized Assets
4.23(a)         Insurance Policies
4.23(b)         O&D Life Insurance Policies
4.24(d)         Environmental Matters
4.26(a)         Investment Management and Related Activities
5.2             Seller Forbearances
5.6             Branches
6.5(d)          Compensation Agreements
6.5(e)          Parachute Payouts
7.2(e)          Stockholder Agreements




                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 30, 2002, by and among, CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania chartered savings bank ("Buyer"), COMMONWEALTH BANCORP, INC., a Pennsylvania corporation ("Seller"), and for the purpose of Article III and Section 6.15, CITIZENS FINANCIAL GROUP, INC., a Delaware corporation and the parent company of the Buyer ("Parent"). The capitalized terms used in this Agreement are defined in
Section 9.14 hereof.

        WHEREAS, the Board of Trustees of the Buyer and the Board of Directors of the Seller have determined that it is in the best interests of their respective stockholders and other constituencies, as well as the communities they serve, to consummate, and have approved, the business combination transactions provided for herein, in which the Buyer will, subject to the terms and conditions set forth herein, acquire the Seller;

        WHEREAS, following the execution and delivery of this Agreement, the Buyer shall take such action as is appropriate to form a subsidiary to be organized as a corporation (the "Merger Sub") under the PBCL, and to cause the Merger Sub to become a party to this Agreement, pursuant to which the Merger Sub shall merge (the "Merger") with and into the Seller, upon the terms and subject to the conditions set forth herein (the Seller and the Merger Sub being the constituent corporations of the Merger);

        WHEREAS, following the execution and delivery of this Agreement, Buyer (sometimes referred to herein as the "Surviving Bank"), shall enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with Commonwealth Bank, a Pennsylvania chartered savings bank and subsidiary of the Seller (the "Seller Bank"), substantially in the form of Exhibit I hereto, providing for the merger of the Seller Bank with and into the Buyer (the "Bank Merger") under the Pennsylvania Banking Code of 1965, as amended, promptly following the consummation of the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I - THE MERGER

        1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the PBCL, at the Effective Time, the Merger Sub shall merge with and into the Seller. The Seller shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania as a subsidiary of the Buyer. Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall terminate.

        1.2 EFFECTIVE TIME. The Merger shall become effective when Articles of Merger ("Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, are filed with the Pennsylvania Secretary; provided, however, that upon the mutual written consent of each of the Buyer and the Seller, the Articles of Merger may provide for a later time or date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed with the Pennsylvania Secretary. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are filed with the Pennsylvania Secretary or such later time established by the Articles of Merger. The filing of the Articles of Merger with the Pennsylvania Secretary shall be made on the Closing Date.

        1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 1929 of the PBCL.

        1.4 CONVERSION OF SELLER COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Seller or the holder of any of the shares of the Seller Common Stock:

                (a) Each share of the common stock, par value $0.10 per share, of the Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (collectively, "Shares") (other than Shares held (i) in the Seller's treasury or (ii) directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (except for Trust Account Shares or DPC Shares)) shall become and be converted automatically into the right to receive in cash from the Buyer an amount equal to $46.50 ("Merger Consideration").

                (b) All of the Shares converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate") previously representing any such Shares shall thereafter represent the right to receive the Merger Consideration. Certificates previously representing Shares shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon.

                (c) At the Effective Time, all Shares that are owned by the Seller as treasury stock, all shares that are held in trust under the Seller Restricted Share Plans that have not been allocated to any individual participant, and all Shares that are owned directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (other than Shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such Shares, whether held directly or indirectly by the Buyer or the Seller, as the case may be, being referred to herein as "Trust Account Shares") and other than any Shares held by the Buyer or the Seller or any of their respective subsidiaries in respect of a debt previously contracted (any such Shares, whether held directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries, being



                                      (2)
referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

        1.5 MERGER SUB COMMON STOCK. At and after the Effective Time, each share of common stock, par value $1.00 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall become and be converted automatically into one share of common stock of the Surviving Corporation.

        1.6 EMPLOYEE STOCK OPTIONS; RESTRICTED SHARES. (a) Prior to and effective as of the Effective Time, the Seller shall take all such action as is necessary to terminate, subject to compliance with this Section 1.6, the Seller 1993 Amended Stock Incentive Plan, the Seller 1993 Amended Directors' Stock Option Plan, the Seller 1996 Amended Stock Option Plan and the Seller 2000 Incentive Stock Option Plan (collectively, the "Seller Stock Option Plans"), and shall provide written notice to each holder of a then outstanding stock option to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option shall terminate at the Effective Time and that, if such stock option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such option a cash payment from the Seller at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such stock option, multiplied by the number of shares of Seller Common Stock covered by such stock option, subject to any required withholding of taxes. The Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding stock option to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans with regard to the cancellation of such stock option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Seller Stock Option Plans and all options issued thereunder shall terminate at the Effective Time. The Seller hereby represents and warrants to the Buyer that the maximum number of shares of Seller Common Stock subject to issuance pursuant to the exercise of stock options issued and outstanding under the Seller Stock Option Plans is not and shall not be at or prior to the Effective Time more than 1,516,786.

                (b) At the Effective Time, each unvested restricted share of Seller Common Stock (collectively, the "Seller Restricted Shares") granted under Seller's 1993 Amended Management Recognition Plan for Officers, 1993 Amended Management Recognition Plan for Directors and 1996 Amended Recognition and Retention Plan (collectively, the "Seller Restricted Share Plans") which is outstanding immediately prior to the Effective Time shall vest and become free of any restrictions to which they are subject under the Seller Restricted Share Plans. Each holder of a Seller Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of shares of Seller Common Stock pursuant to Section 1.4 and Article II hereof.



                                       (3)

        1.7 ARTICLES OF INCORPORATION. Unless otherwise provided by the Buyer, at the Effective Time, the Articles of Incorporation of the Seller, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

        1.8 BY-LAWS. At the Effective Time, the By-Laws of the Seller, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

        1.9 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                        ARTICLE II - EXCHANGE OF SHARES

        2.1 BUYER TO DEPOSIT AGGREGATE MERGER CONSIDERATION. At or prior to the Effective Time, the Buyer shall pay, or shall cause to be paid, to a bank or trust company selected by the Buyer and reasonably acceptable to the Seller (which may be a subsidiary or other Affiliate of the Buyer) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive pursuant to Section 1.4 hereof.

        2.2     EXCHANGE OF SHARES.

                (a) As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which each share of Seller Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share represented thereby, the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the



                                       (4)
surrendered Certificate is registered on the stock transfer books of the Seller, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                (b) At any time following the expiration of the sixth (6th) month after the Effective Time, the Buyer or the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Buyer and the Surviving Corporation (subject to applicable abandoned property, escheat or similar laws) only as general creditors thereof with respect to any Merger Consideration payable upon due surrender of the Certificates held by them.

                (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

                (d) Neither the Buyer nor the Seller nor any other Person shall be liable to any former holder of Shares for any shares or any dividends or distributions with respect thereto or any Merger Consideration delivered in respect of any such Shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for each Share represented by such lost, stolen or destroyed Certificate, the Merger Consideration, as determined in accordance with this Article II.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby represents and warrants to the Seller as follows:



                                       (5)

        3.1     CORPORATE ORGANIZATION.

                (a) The Buyer is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and owns directly all of the issued and outstanding equity securities of the Buyer.

                (b) Each of the Parent and the Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and the Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not result in a Material Adverse Effect.

        3.2 AUTHORITY; NO VIOLATION. (a) Each of the Parent and the Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by each of the Board of Trustees of the Buyer and the Board of Directors of the Parent, as applicable. Except for the adoption of the Bank Merger Agreement by the Buyer's stockholder, no other corporate proceedings on the part of the Parent or the Buyer are necessary to consummate the Merger. This Agreement and the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party have been duly and validly executed and delivered by each of the Parent and the Buyer, as applicable, and (assuming due authorization, execution and delivery by the Seller and the Seller Bank), constitute the valid and binding obligation of the Parent and the Buyer, as applicable, enforceable against each of them in accordance with their respective terms. The Parent, acting in its capacity as the sole stockholder of the Buyer, shall approve the Bank Merger Agreement prior to the Effective Time.

                (b) Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer or the Parent, as applicable, is a party by the Parent and the Buyer, as applicable, nor the consummation by the Parent and the Buyer of the transactions contemplated hereby or thereby; nor compliance by the Parent and the Buyer with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in Section 3.3 hereof are duly obtained, violate in any respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or the Buyer, or (ii) violate, conflict with, or result in a breach of, any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other



                                       (6)
encumbrance upon any of the properties or assets of the Parent or the Buyer under any of the terms, conditions or provisions of (y) the Articles of Incorporation or other charter document of like nature or By-Laws of the Parent or the Buyer, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Parent or the Buyer is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (ii)(z) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Parent or the Buyer.

        3.3 CONSENTS AND APPROVALS. Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the FDIC, the Federal Reserve Board, the Pennsylvania Commissioner, the Pennsylvania Secretary, the MBBI, the MHPF, applicable state securities and insurance commissioners, the SEC, the DOJ, the NASDAQ, the UK Listing Authority, and the Financial Services Authority, no consents, waivers or approvals of or filings or registrations with, or notifications to, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (a) the execution and delivery by the Parent and the Buyer of this Agreement and by the Buyer of the Bank Merger Agreement or (b) the consummation by the Parent and the Buyer of the Merger or by the Buyer of the Bank Merger. Neither the Parent nor the Buyer has any knowledge of any fact or circumstance relating to the Buyer or its subsidiaries or other Affiliates that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

        3.4 FINANCIAL STATEMENTS. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Parent as of December 31 for the fiscal years 2000 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1999 through 2001, inclusive, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants for the Parent, (b) the unaudited consolidated balance sheet of the Parent as of June 30, 2002, and the related unaudited consolidated statements of income for the six (6) months ended June 30, 2002 and June 30, 2001 and (c) Consolidated Reports of Condition and Income of the Buyer dated as of June 30, 2002. The June 30, 2002 consolidated balance sheet of the Parent (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments).

        3.5 BROKER'S FEES. Neither the Buyer nor any of its officers, trustees, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees and commissions incurred in connection with the engagement of



                                       (7)

Merrill Lynch & Co., Inc. and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Buyer will be responsible for the payment of all such fees.

        3.6 LEGAL PROCEEDINGS. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary or other Affiliate of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, and which, if adversely determined, would, individually or in the aggregate, materially adversely affect the Buyer's ability to perform its respective obligations under this Agreement or the Bank Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary or other Affiliate of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

        3.7 CAPITAL; AVAILABILITY OF FUNDS. On the date hereof, the Buyer is, and on the Closing Date, the Buyer will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, the Parent is, and on the Closing Date, the Parent will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board if the Parent were a state-chartered, member bank. The Buyer will have available to it at the Effective Time sources of capital and financing sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

        3.8 BUYER INFORMATION. The information relating to the Parent, Buyer, their respective subsidiaries and other Affiliates to be contained in the proxy statement filed with the SEC under the Exchange Act (the "Seller Proxy Statement"), as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, to the extent such information is provided in writing by the Buyer, will not, on the date the Seller Proxy Statement (or any supplement or amendment thereto) is first mailed to stockholders of the Seller or on the date of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading at the time and in light of the circumstances under which such statement is made.

           ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller hereby represents and warrants to the Buyer as follows:

        4.1     CORPORATE ORGANIZATION.

                (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do



                                       (8)
business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, individually or in the aggregate, result in any Material Adverse Effect on the Seller. The Seller is a savings and loan holding company registered with the OTS under the Home Owners' Loan Act of 1933, as amended. The Articles of Incorporation and By-Laws of the Seller, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents in effect as of the date of this Agreement. The Seller is not in violation of any provision of its Articles of Incorporation or By-Laws. The minute books of the Seller contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1999 of the Seller's stockholders and Board of Directors (including committees of the Seller's Board of Directors) other than minutes which have not been prepared as of the date hereof.

                (b) Each Significant Subsidiary of the Seller is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each Significant Subsidiary of the Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, result in any Material Adverse Effect on the Seller.

        (c) Except as set forth in Section 4.1(c) of the Seller Disclosure Schedule, the Seller has no subsidiaries and no Joint Ventures (other than investments in such subsidiaries).

        (d) The Articles of Incorporation and By-Laws or equivalent organizational documents of each Significant Subsidiary, copies of which have previously been made available to the Buyer, are true, correct and complete copies of such documents in effect as of the date of this Agreement. Neither the Seller nor any of its subsidiaries is in violation of any provision of its Articles of Incorporation, By-Laws or equivalent organizational documents. The minute books of each Significant Subsidiary contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1999 of its stockholders and board of directors (including committees of its board of directors) other than minutes which have not been prepared as of the date hereof.

        (e) Neither the Articles of Incorporation and By-Laws or equivalent organizational documents of the Seller or any of its subsidiaries nor any resolutions adopted by the respective Boards of Directors of the Seller or any of its subsidiaries grant any holder of shares of the capital stock of the Seller or any of its subsidiaries any entitlement to dissenters



                                       (9)
rights as provided in Section 1574 of the PBCL or any other applicable law or regulation ("Dissenters Rights").

        4.2     CAPITALIZATION.

                (a) The authorized capital stock of the Seller consists of 30,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share ("Seller Preferred Stock"). As of the date hereof, there are 9,665,846 shares of Seller Common Stock issued and outstanding and no shares of Seller Preferred Stock issued and outstanding. As of the date hereof, there are 8,402,281 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. Except for Trust Account Shares and DPC Shares, no shares of Seller Common Stock are held by the Seller's subsidiaries. In addition, as of the date hereof, there are 1,516,786 shares of Seller Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) for the Seller Stock Option Plans (which includes director and employee stock options) or (ii) as reflected in Section 4.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock, Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or obligating the Seller or any such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Seller.
Section 4.2(a) of the Seller Disclosure Schedule sets forth as of the date hereof (i) the names of the optionees, the date of each option to purchase shares of Seller Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Seller Stock Option Plans and (ii) with respect to each outstanding Seller Restricted Share, the name of the grantee, the date of grant and the applicable vesting schedule and terms. Except as noted in the immediately preceding sentence, there are no Shares outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller.

                (b) The authorized capital stock of the Seller Bank consists of 20,000,000 shares of common stock, par value $0.10 per share ("Bank Common Stock"), and 5,000,000 shares of preferred stock, par value $0.10 per share ("Bank Preferred Stock"). As of the date



                                      (10)
hereof, (i) 100 shares of Bank Common Stock are issued and outstanding, all of which are owned directly or indirectly by the Seller, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) no shares of Bank Common Stock are held in the treasury of the Seller Bank and
(iii) no shares of Bank Common Stock are held by any of Seller's subsidiaries. Each share of Bank Common Stock owned by the Seller or any of its subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller's or any of its subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever. No shares of Bank Preferred Stock have been issued.

                (c) Section 4.2(c) of the Seller Disclosure Schedule lists each of the subsidiaries of the Seller and each Joint Venture on the date of this Agreement and indicates for each such subsidiary and Joint Venture as of such date: (i) the percentage and type of equity securities owned or controlled by the Seller; (ii) the jurisdiction of incorporation; and (iii) the federal and/or state bank regulatory or other authority under which its shares are held by Seller or by which the Joint Venture operates. The Seller (x) has made available to the Buyer all of the organizational or similar documents regarding the control, governance or voting power in respect of each Joint Venture, (y) has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture and (z) does not, directly or indirectly, control any Joint Venture. The Seller Bank's deposits are insured by either the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by law, and the Seller Bank has paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of the Seller, threatened. Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, no subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for a subsidiary of the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. There are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or any such subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such subsidiary of the Seller. All of the shares of capital stock of each of the subsidiaries of the Seller held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.



                                      (11)

        4.3     AUTHORITY; NO VIOLATION.

                (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby are duly and validly approved by the unanimous vote of, the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the Seller's stockholders, no other corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer, the Parent and the Merger Sub, as applicable) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                (b) The Seller Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly approved by the unanimous action of the Board of Directors of the Seller Bank. The Seller, acting in its capacity as the sole stockholder of the Seller Bank, has approved the Bank Merger Agreement. No other corporate action and no other corporate proceedings on the part of the Seller Bank are necessary to authorize the Bank Merger Agreement or the performance of the Seller Bank's obligations thereunder or to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Seller Bank, will be duly and validly executed and delivered by the Seller Bank and will constitute a legal, valid and binding obligation of the Seller Bank, enforceable against the Seller Bank in accordance with its terms.

                (c) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby; nor the execution and delivery of the Bank Merger Agreement by the Seller Bank, nor the consummation by the Seller Bank of the transactions contemplated thereby; nor compliance by the Seller or the Seller Bank with any of the terms or provisions hereof or thereof, will (i) assuming that the consents, waivers and approvals referred to in Section 4.4 hereof are duly obtained, violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or by which any property or asset of the Seller or any of its subsidiaries is bound or affected, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the



                                       (12)
termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries under any of the terms, conditions or provisions of
(y) the Articles of Incorporation or other charter document of like nature or By-Laws of the Seller or any of its subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(z) above, for such violations, conflicts, breaches or defaults as set forth in Section 4.3(c) of the Seller Disclosure Schedule or which either individually or in the aggregate would not have a Material Adverse Effect on the Seller.

        4.4     CONSENTS AND APPROVALS.

                (a) Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the FDIC, the Federal Reserve Board, the Pennsylvania Commissioner, the Pennsylvania Secretary, the MBBI, the MHPF, applicable state securities and insurance commissioners, the SEC, the DOJ, and the NASDAQ, no consents, waivers or approvals of or filings or registrations with, or notifications to, any public body or authority are necessary in connection with (i) the execution and delivery by the Seller of this Agreement and the execution and delivery of the Bank Merger Agreement by the Seller Bank, or (ii) the consummation by the Seller of the Merger or by the Seller Bank of the Bank Merger. The affirmative vote of a majority of the votes cast by all holders of shares of Seller Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to approve this Agreement and the Merger. The affirmative vote of at least two-thirds (2/3rds) of the votes cast by all holders of shares of Bank Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller Bank necessary to approve the Bank Merger Agreement and the Bank Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries, that is reasonably likely to materially impede or delay receipt of any consents of Governmental Authorities.

                (b) The execution and delivery of this Agreement by the Seller, and the execution and delivery of the Bank Merger Agreement by the Seller Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party (which term does not include the Board of Directors or the stockholders of the Seller or the Seller Bank), except where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not have a Material Adverse Effect on the Seller or prevent or significantly delay consummation of the Merger or the Bank Merger.

        4.5 FINANCIAL STATEMENTS. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 2000 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1999 through 2001, inclusive, as reported



                                      (13)
in the Annual Report of the Seller on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants for the Seller, and (b) the unaudited consolidated balance sheet of the Seller and its subsidiaries as of June 30, 2002, the related unaudited consolidated statements of income and changes in stockholders' equity for the six (6) months ended June 30, 2002 and June 30, 2001 and the related unaudited consolidated statements of cash flows for the six (6) months ended June 30, 2002 and June 30, 2001, all as reported in the Seller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC under the Exchange Act. The December 31, 2001 consolidated balance sheet ("Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the consolidated financial statements of the Seller and its subsidiaries, including, in each case, the notes thereto, made available to the Buyer comply, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

        4.6 BROKER'S FEES. Neither the Seller nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Keefe, Bruyette & Woods and for legal, accounting and other professional fees payable in connection with the Merger and the other transactions contemplated hereby. The Seller will be responsible for the payment of all such fees. The fee payable to Keefe, Bruyette & Woods in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and Keefe, Bruyette & Woods, a true and complete copy of which has heretofore been furnished to the Buyer. The Seller has received the opinion of Keefe, Bruyette & Woods to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair to such stockholders, and such opinion has not been amended or rescinded and remains in full force and effect as of the date of this Agreement.

        4.7     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Section 4.7 of the Seller Disclosure Schedule, the Seller's Quarterly Report on Form 10-Q for the quarter ended



                                      (14)

June 30, 2002, in any Current Reports of the Seller on Form 8-K filed prior to the date of this Agreement, in the Seller's Proxy Statement filed with respect to its 2002 Annual Meeting of stockholders, in the Seller's Annual Report on Form 10-K for the year ended December 31, 2001, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2001, the Seller and its subsidiaries have not incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), except in the ordinary course of their business consistent with their past practices or in connection with this Agreement and the transactions contemplated hereby, nor has there been (a) any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any of its subsidiaries, (b) any change by the Seller or any of its subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants, (c) any entry by the Seller or any of its subsidiaries into any contract or commitment of more than $200,000 or with a term of more than one (1) year other than loans and loan commitments and borrowings in the ordinary course of business, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Seller or any of its subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Seller or any of its subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Seller or any of its subsidiaries, (f) any material election made by the Seller or any of its subsidiaries for federal or state income tax purposes, (g) any material change in the credit policies or procedures of the Seller or any of its subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (h) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (i) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        4.8 LEGAL PROCEEDINGS. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's or the Seller Bank's ability to perform its obligations under this Agreement or the Bank Merger



                                      (15)

Agreement, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having, or which insofar as reasonably can be foreseen, in the future could have, any such effect. Section 4.8 of the Seller Disclosure Schedule sets forth as of the date hereof all claims, suits, actions, proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller or any of its subsidiaries.

        4.9 REPORTS. Since January 1, 1999, the Seller and its subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by the Seller to its stockholders since January 1, 1999 (and copies of all such reports, registrations statements and communications have been or will be delivered or otherwise made available by the Seller to the Buyer), (b) the OTS, (c) the FDIC, (d) the NASDAQ, and (e) any applicable state securities, insurance or banking authorities (except, in the case of state securities or insurance authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Seller Reports") and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, none of the Seller's subsidiaries is required to file any form, report or other document with the SEC. The Seller has made available to the Buyer true and complete copies of all amendments and modifications that have not been filed by the Seller with the SEC to all agreements, documents and other instruments that previously had been filed by the Seller with the SEC and are currently in effect. Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Seller and its subsidiaries, since January 1, 2001, no Bank Regulator has initiated any proceeding or, to the best knowledge of the Seller, investigation into the business or operations of the Seller or any of its subsidiaries. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Seller and its subsidiaries have resolved all material violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

        4.10 AGREEMENTS WITH GOVERNMENTAL AUTHORITIES. Neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to



                                      (16)

Seller or any of its subsidiaries by, has been required to adopt any board resolution by, any Governmental Authority which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Seller nor any of its subsidiaries has received written notification from any such Governmental Authority that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. Neither the Seller nor any of its subsidiaries has been informed by any Governmental Authority that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Seller or any of its subsidiaries is entitled to receive financial assistance or indemnification from any Governmental Authority.

        4.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby, since December 31, 2001, neither the Seller nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller.

        4.12 COMPLIANCE WITH APPLICABLE LAW. Each of the Seller and each Significant Subsidiary thereof holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Seller and each Significant Subsidiary thereof has complied with and is not in violation of or default in any material respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller or such Significant Subsidiary, other than where such default or noncompliance will not result in, or create the possibility of resulting in, any Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller, and neither the Seller nor any Significant Subsidiary of the Seller has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

        4.13 TAXES AND TAX RETURNS. Except as set forth in Section 4.13 of the Seller Disclosure Schedule:

                (a) Except where the failure to do so would not have a Material Adverse Effect on the Seller Companies as a whole, the Seller and each of its subsidiaries (referred to for



                                      (17)
purposes of this Section 4.13, collectively, as the "Seller Companies") have, since December 31, 1995, timely filed in correct form all Tax Returns that were required to be filed by any of them on or prior to the date hereof (the "Filed Tax Returns"), and have paid all Taxes shown as being due thereon.

                (b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith or which if determined adversely to the Seller Companies would not have a Material Adverse Effect on the Seller Companies as a whole. The income Tax Returns of the Seller Companies have been examined by the IRS or other taxing authority, as applicable, for all years through 1999 and any liability with respect thereto has been satisfied. There are no material disputes pending or written claims asserted for Taxes or assessments upon any Seller Company, nor has any Seller Company been requested to give any currently effective waivers extending the statutory period of limitation applicable to any income Tax Return for any period. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Seller Companies, which if determined adversely to the Seller Companies would have a Material Adverse Effect on the Seller Companies as a whole. To the best knowledge of the Seller, no material Tax Return of any of the Seller Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Seller Company, except for such liens for Taxes that would not have a Material Adverse Effect on the Seller Companies as a whole.

                (c) Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Seller Companies in respect of all periods through the date hereof. In addition, (i) proper and accurate amounts have been withheld by each Seller Company from their respective employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local laws; (ii) federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Seller Companies for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Seller in its consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2001, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Seller for the period covered by such returns.

                (d) Except with respect to intra-Seller Company agreements made or required under the federal consolidated tax return regulations, none of the Seller Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.



                                      (18)

                (e) None of the Seller Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Seller Companies was the parent.

                (f) None of the Seller Companies has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") or Code Section 280G(b)(2).

                (g) No property of any Seller Company is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h). None of the Seller Companies has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any Seller Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

        4.14 LABOR. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller's management, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Seller or any of its subsidiaries. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller's management, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

        4.15    EMPLOYEES.

                (a) Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any of its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its subsidiaries (collectively, the "Seller Other Plans").

                (b) The Seller shall have made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans:
(i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity



                                      (19)

bond), if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500; and
(vi) summary plan description.

                (c) Except as set forth in Section 4.15(c) of the Seller Disclosure Schedule, the current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

                (d) Except as set forth in Section 4.15(d) of the Seller Disclosure Schedule, to the best knowledge of the Seller, each of the Seller Pension Plans, each of the Seller Other Plans and each of the Seller Benefit Plans, which are maintained or contributed to by the Seller, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                (e) To the best knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

                (f) To the best knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that such Plan meets the requirements of
Section 401(a) of the Code and that the trust associated with such Seller Pension Plan is tax exempt under Section 501(a) of the Code, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

                (g) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

                (h) Except as set forth in Section 4.15(h) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

                (i) Except as set forth in Section 4.15(i) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries has ever (i) maintained any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, or (ii) provided healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required



                                      (20)
by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has ever promised to provide such post-termination benefits.

                (j) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, or to the best knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no material correspondence between the Seller and any Governmental Authority related to any other Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

                (k) The Seller has taken all action necessary to correct all operational defects under its Employee Stock Ownership Plan to the extent required by the closing agreement with the IRS under the IRS Voluntary Correction Program.

        4.16 CAPITALIZATION. The Seller Bank is "well capitalized" as such term is defined in the rules and regulations promulgated by the FDIC, and the Seller would be deemed "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board if the Seller were a state-chartered, member bank.

        4.17 CRA, ANTI-MONEY LAUNDERING AND CUSTOMER INFORMATION SECURITY. Neither the Seller nor the Seller Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause the Seller Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the "CRA"), and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory;" or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the "USA PATRIOT Act"), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Seller Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Seller Bank has adopted and the Seller Bank has implemented an anti-money laundering program that meets the requirements in all material respects of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

        4.18    MATERIAL AGREEMENTS.

                (a) Except as set forth in any of the Seller Disclosure Schedules or the index of exhibits in the Seller's Annual Reports on Forms 10-K for the years ended December 31,



                                      (21)

2001, 2000, and 1999, and except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller, except those entered into in the ordinary course of business; (ii) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment, including without limitation, employment as a consultant of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Seller, any subsidiary of the Seller and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form 10-K filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form 10-K filed by it for 2001; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Seller or any of its subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of more than $100,000 per annum; (viii) any agreement, arrangement or commitment (whether written or oral) which materially restricts or prohibits the alteration of the conduct of any line of business by the Seller or any of its subsidiaries or which otherwise requires that a particular line of business be maintained for purposes of determining compensation, payment of additional purchase price, and/or the vesting or issuance of any options, equity or other benefits to any directors, officers or employees of Seller or other Person; (ix) except for the Seller Stock Option Plans and the Seller Restricted Share Plans, any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (x) any non-competition agreement or any other agreement or obligation which purports to limit in any respect, the ability of the Seller or its businesses to solicit customers or the manner in which, or the localities in which, all or any substantial portion of the business of the Seller and its subsidiaries, taken as a whole, or, following consummation of the transactions contemplated by this Agreement, the Buyer and its subsidiaries, is or would be conducted; (xi) any agreement providing for the indemnification by the Seller or a subsidiary of the Seller of any person, other than customary agreements relating to the indemnity of directors, officers and employees of the Seller or its subsidiaries; (xii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits (or purports to limit) the ability of the Seller or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the



                                      (22)
particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract); (xiii) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Seller or any of its subsidiaries; (xiv) any material agreement pertaining to the use of or granting any right to use or practice any rights under any Seller Intellectual Property Assets, whether the Seller or any of its subsidiaries is the licensee or licensor thereunder; (xv) any investment management or investment advisory or sub-advisory or any other contract for the provision of financial planning, brokerage or similar services not terminable on sixty (60) days or less notice; or (xvi) any obligation, liability, contract or other commitment with respect to IFG Network Securities, Inc. and/or IFG Advisory Services, Inc. Each contract, arrangement, commitment or understanding of the type described in this Section 4.18, whether or not set forth in Section 4.18 of the Seller Disclosure Schedule, is referred to herein as a "Seller Contract." The Seller has previously delivered to the Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Seller or any of its subsidiaries is a party, and has made available to the Buyer true and complete copies of all other Seller Contracts. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, there are no provisions in any Seller Contract that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

                (b) (i) To the best knowledge of the Seller, each Seller Contract listed on such Seller Disclosure Schedule is legal, valid and binding upon the Seller or Seller subsidiary, as the case may be, and in full force and effect, (ii) the Seller and each Seller subsidiary has in all material respects performed all obligations required to be performed by it to date under each such Seller Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller or any Seller subsidiary under any such Seller Contract.

        4.19    PROPERTY AND LEASES.

                (a) Each of the Seller and each Seller subsidiary has good and marketable title to all the real property and all other property owned by it and included in the Seller Balance Sheet, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (i) Liens that secure liabilities that are reflected in the Seller Balance Sheet or incurred in the ordinary course of business after the date of the Seller Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Seller or any of its subsidiaries consistent with past practice, (v) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (vi) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or



                                      (23)

Federal Home Loan Bank, interbank credit facilities, or any transaction by any Seller subsidiary acting in a fiduciary capacity.

                (b) Each lease of real property leased for the use or benefit of the Seller or any of its subsidiaries to which any of the foregoing is a party requiring rental payments in excess of $1,000,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no material default under any such lease by the Seller or any of its subsidiaries nor, to the best knowledge of the Seller, any event which with notice or lapse of time or both would constitute a material default thereunder by the Seller or any other Seller subsidiaries, except for such defaults which, individually, or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease or in a material liability to the Seller.

        4.20    LOAN PORTFOLIO.

                (a) To the best knowledge of the Seller, all of the written or oral loan agreements, notes or borrowing arrangements (including without limitation leases, credit enhancements, commitments, guarantees and interest-bearing assets) with respect to loans in excess of $500,000 in original principal amount (collectively, "Loans") originated and held currently and at the Effective Time by the Seller or any of its subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller or any of its subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Seller or such subsidiary. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Seller and its subsidiaries furnished to the Buyer by the Seller is, as of the respective dates indicated therein, true and complete in all material respects. To the best knowledge of the Seller, all loans originated, directly or through third party mortgage brokers, have been originated in material compliance with all federal, state and local laws, including without limitation, the Real Estate Settlement Procedures Act of 1974, as amended.

                (b) Section 4.20(b) of the Seller Disclosure Schedule sets forth the aggregate outstanding principal amount, as of August 31, 2002, of all non-accrual Loans. As of August 31, 2002, the Seller and its subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as OREO with an aggregate then outstanding, fully committed principal amount in excess of $500,000, net of specific reserves with respect to such Loans and assets, that were designated by the Seller as "special mention," "substandard," "doubtful," "loss" or words of similar import ("Criticized Assets"). Section 4.20(b) of the Seller Disclosure Schedule sets forth (y) a summary of Criticized Assets as of August 31, 2002, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (z) each asset of the Seller that, as of August 31, 2002, is classified.

        4.21 INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits, borrowings, including without limitation, repurchase agreements and reverse repurchase



                                      (24)
agreements, entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Seller and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 2001, and none of the material investments made by the Seller or any of its subsidiaries since December 31, 2001, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

        4.22 DERIVATIVE TRANSACTIONS. Neither the Seller nor any or its subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances in the ordinary course of business consistent with the Seller Bank's past practices.

        4.23 INSURANCE. Section 4.23(a) of the Seller Disclosure Schedule sets forth a summary of all material policies of insurance of the Seller and its subsidiaries currently in effect, which summary is accurate and complete in all material respects. All of the policies relating to insurance maintained by the Seller or any of its subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and, neither the Seller nor any of its subsidiaries has received any notice of cancellation with respect thereto. Except as set forth in Section 4.23(b) of the Seller Disclosure Schedule, all life insurance policies on the lives of any of the current and former officers and directors of the Seller or any of its subsidiaries which are maintained by the Seller or any such subsidiary which are otherwise included as assets on the books of the Seller or such subsidiary (i) are, or will at the Effective Time be, owned by the Seller or such subsidiary, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Seller or such subsidiary agree that there will not be an amendment prior to the Effective Time without the consent of the Buyer, and (ii) are accounted for properly as assets on the books of the Seller or such subsidiary in accordance with GAAP in all material respects.

        4.24    ENVIRONMENTAL MATTERS.

                (a) Except as set forth in the Environment reports, each of the Seller and its subsidiaries and each property owned by any of them (the "Owned Property") and, to the best knowledge of the Seller, each Loan Property, is, and has been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency and of state and local agencies with jurisdiction over pollution or protection of the environment, except in each case as have not been or would not be material.

                (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Seller, threatened, before any Governmental Authority or other forum in which



                                       (25)
the Seller, any of its subsidiaries, or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil occurring at or on a site owned, leased or operated by the Seller or any of its subsidiaries, except in each case as have not been or would not be material.

                (c) To the best knowledge of Seller, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except in each case as have not been or would not be material.

                (d) Except as set forth in Section 4.24(d) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries, nor to their best knowledge any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be based, except in each case as have not been or would not be material. No facts or circumstances have come to the Seller's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be expected to occur.

                (e) During the period of (i) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or (ii) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Seller, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the best knowledge of the Seller, prior to the period of (y) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties, or (z) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

                (f) Neither Seller nor any of its subsidiaries is an owner or operator of any Loan Property and there are no facilities in which the Seller or any of its subsidiaries participates or has participated in the management, and to the extent applicable, the owner or operator of such property.



                                      (26)

                (g)     The following definitions apply for purposes of this
Section 4.24: (i) "Loan Property" means any property in which the Seller or any of its subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (ii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (iv) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

        4.25 ADMINISTRATION OF ACCOUNTS. Each of the Seller and any of its subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable law. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of each such fiduciary account.

        4.26 INVESTMENT MANAGEMENT AND RELATED ACTIVITIES. (a) Except as set forth in Section 4.26(a) of the Seller Disclosure Schedule, none of the Seller, any of its subsidiaries or the Seller's or its subsidiaries' directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

                (b) With respect to Tyler, Tyler, and each director, officer and employee of Tyler, is duly registered, licensed and qualified as an investment adviser or investment adviser representative or solicitor, as the case may be, or has provided appropriate notice to the relevant Governmental Authority, and is otherwise in material compliance with all applicable federal and state securities laws, in all jurisdictions where such registration, licensing, qualification or notice is required in order to conduct its business, except in each case where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, result in a Material Adverse Effect on Tyler.

        4.27 STATE TAKEOVER LAWS. The Board of Directors of the Seller has approved this Agreement and the Bank Merger Agreement and taken all other requisite action such that the provisions of Sections 2561 through 2567, inclusive, of the PBCL and the provisions of the Seller's Articles of Incorporation relating to special voting requirements for certain business



                                      (27)
combinations will not apply to this Agreement or any of the other Transaction Documents or any of the other transactions contemplated hereby or thereby.

        4.28 PROXY STATEMENT; SELLER INFORMATION. The information relating to the Seller and its subsidiaries to be contained in the Seller Proxy Statement as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, will not, on the date the Seller Proxy Statement is first mailed to stockholders of the Seller or at the time of the Seller Stockholders Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Seller Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        4.29 DEPOSIT/LOAN AGREEMENTS. The deposit and loan agreements of the Seller Bank comply in all material respects with all applicable laws, rules and regulations.

        4.30 DISCIPLINARY PROCEEDINGS. Neither the Seller nor any of its subsidiaries nor any of their respective current or former directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws or regulations which would be required to be disclosed in any regulatory report, schedule, form, registration or other document, together with any amendments required to be made with respect thereto, that it or any of them were required to file since January 1, 1999 with any Governmental Authority except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the best knowledge of the Seller, threatened.

        4.31 INTELLECTUAL PROPERTY. The Seller and each subsidiary of the Seller owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses ("Seller Intellectual Property Assets"), and none of the Seller or any of its subsidiaries has received any notice of conflict with respect thereto.

        4.32 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

             ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, the Seller shall, and shall cause each of its



                                      (28)
subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, including without limitation, implementing a retention program in furtherance thereof, which program shall be proposed by the Buyer after consultation with the Seller; provided, that if the Merger shall not be consummated, the Buyer shall reimburse the Seller for the cost of any retention bonuses paid to or earned by the employees prior thereto pursuant to such program, and (c) take no action which would materially adversely affect or materially delay the ability of the Seller to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

        5.2 SELLER FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Seller Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement (and the Buyer acknowledges that any action taken by the Seller or any of its subsidiaries prior to the Effective Time which is expressly permitted or required by this Agreement shall not be deemed a breach of any representation, warranty, agreement or covenant herein), the Seller shall not, and the Seller shall not permit any of its subsidiaries to, without the prior written consent of the Buyer, which, except for Section 5.2(b) hereof, consent shall not be unreasonably withheld or delayed:

                (a) other than in the ordinary course of business consistent with past practice, issue any debt securities or otherwise incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Seller or any of its subsidiaries to the Seller or any of its subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, Federal Home Loan Bank borrowings, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loans, advances or renewals thereof in excess of $500,000;

                (b) adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights, restricted stock, bonus stock or grant any individual, corporation or other entity any right to acquire any shares or its capital stock (except (i) Seller shall be entitled to pay the cash dividend of $0.17 per share of Seller Common Stock previously declared on September 10, 2002 and to be paid on October 11, 2002, (ii) in the event that the Closing has not occurred on or prior to February 15, 2003, the Seller



                                      (29)
shall be entitled to declare one or more dividends prior to the Effective Time to holders of record of Seller Common Stock in an amount equal to $0.17 per share for each full calendar quarter after September 30, 2002 and prior to the Effective Time and (iii) dividends paid by any of the wholly owned subsidiaries of the Seller to the Seller or any of its wholly-owned subsidiaries); or issue, sell pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except up to a maximum of 1,516,786 shares of Seller Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement;

                (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in each case contemplated by this clause (c) in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                (d) except for transactions in the ordinary course of business consistent with past practice, including without limitation, acquisitions in satisfaction of debts previously contracted, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof, or commitment to make such an investment, and, in any event regardless of whether consistent with past practice, make any such investment or commitment to make such an investment which is in excess of $1,000,000; provided, however, that the terms of this Section 5.2(d) shall not apply to the Seller's investment securities portfolio or gap position, each of which is expressly covered by
Section 5.2(i) hereof;

                (e) except for transactions in the ordinary course of business consistent with past practice or as required by applicable law or regulation, enter into, terminate or renew any material contract or agreement, or make any change in any Seller Contract or of its other material contracts;

                (f) (i) adopt, amend, renew or terminate any plan or any agreement, arrangement or plan between the Seller or any of its subsidiaries and one or more of its current or former directors, officers or employees; (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller or any of its subsidiaries;
(iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund policy or arrangement providing for any benefit to any director, officer or employee; or (iv) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare



                                      (30)
benefit plan or agreement or employment agreement with or for the benefit of any employee, in all cases contemplated by clauses (i), (ii), (iii) or (iv), other than in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, the Seller (x) shall be permitted to grant salary increases to any Seller Employee who has a title of Executive Vice President or higher in an aggregate amount not to exceed three and one-half percent (3 1/2%) of the current annualized base salaries of such Seller Employees or constitute more than a ten percent (10%) increase with respect to any one such Seller Employee, (y) shall not be permitted to grant salary increases to any other Seller Employee, and (z) shall be permitted to pay bonuses to Seller Employees
(A) with respect to the year ended December 31, 2002 in the ordinary course of business consistent with current accruals and past practices; provided that the Seller may, in its discretion, pay such bonuses in December 2002, and (B) in the event that the Closing has not occurred on or prior to March 31, 2003, shall be permitted to pay bonuses to Seller Employees with respect to that portion of the 2003 calendar year completed consistent with the Seller's rates of accruals for the 2002 calendar year; provided that the Seller fully accrues for such bonuses;

                (g) settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice;

                (h) amend its Articles of Incorporation, its By-Laws or adopt any resolution granting Dissenters Rights;

                (i) other than after prior consultation with the Buyer, or in the ordinary course of business, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                (j) enter into any new line of business or file any application to relocate or terminate the operations of any banking office of the Seller or any of its subsidiaries or, other than after prior consultation with Buyer, materially expand the business currently conducted by the Seller and its subsidiaries;

                (k) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, Joint Venture, other business organization or any division thereof or any material amount of assets other than OREO and other assets acquired in satisfaction of debts previously contracted;

                (l) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than in the ordinary and usual course of business consistent with past practice, and in all cases the Seller agrees to obtain the consent of the Buyer with respect to any capital expenditures that individually exceed $50,000 or cumulatively exceed $250,000;



                                      (31)

                (m) make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; provided, that, for purposes of this subparagraph (m), "material" shall mean affecting or relating to $5,000,000 of taxable income;

                (n) take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants or make any tax election or settle or compromise any federal, state, local or foreign tax liability;

                (o) make any new or additional equity investment in real estate or commitment to make any such an investment or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice and as required by agreements or instruments in effect as of the date hereof;

                (p) change in any material respect its loan or investment policies and procedures, except as required by regulatory authorities or applicable law;

                (q) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any lease, contract, agreement or commitment for office space, operations space or branch space, regardless of where located or to be located, to which the Seller or any of its subsidiaries is, or may be, a party or by which the Seller or any of its subsidiaries or their respective properties is bound; or (ii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Seller or any of its subsidiaries of more than $200,000 or having a term of one
(1) year or more from the date of execution;

                (r) commit any act or omission which constitutes a material breach or default by the Seller or any of its subsidiaries under any agreement with any Governmental Authority or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

                (s) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                (t) foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any



                                      (32)
commercial real estate if such environmental assessment indicates the presence of Hazardous Material or Oil in amounts which, if such foreclosure were to occur, would be material; or

                (u) authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

        5.3 BUYER FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Buyer and its Affiliates shall not, and the Buyer shall not permit any of its subsidiaries to, without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed:

                (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement;

                (b) take any action that is intended or may reasonably be expected to materially adversely affect or, materially delay its ability to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement; or

                (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

        5.4 SYSTEM CONVERSIONS. From and after the date hereof, the Buyer and the Seller shall meet on a regular basis to discuss how to cooperate and plan for the conversion of the Seller's and its subsidiaries' data processing and related electronic informational systems to those used by the Buyer and its subsidiaries. This planning shall include, but not be limited to, discussion of Seller's third-party service provider arrangements, non-renewal of personal property leases and software licenses used by the Seller or any of its subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Seller shall not be obligated to take any such action prior to the Effective Time and, unless the Seller otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees, expenses or charges, the Buyer shall indemnify the Seller and its subsidiaries for any such fees, expenses and charges, and the cost of reversing the conversion process, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.



                                      (33)

        5.5 CERTAIN CHANGES AND ADJUSTMENTS. Prior to the Closing, the Seller and its subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of the Buyer; provided, however, that neither the Seller nor any of its subsidiaries shall be obligated to take any action pursuant to this Section 5.5 which is inconsistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, or to which the Seller's independent auditors object and, in any event, unless and until the Buyer acknowledges, and the Seller and its subsidiaries are satisfied, that all conditions to either party's obligation to consummate the Merger have been satisfied and that the Buyer shall consummate the Merger in accordance with the terms of this Agreement. No action taken by the Seller or any of its subsidiaries pursuant to this Section 5.5 or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action pursuant to this Section 5.5, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges, and the costs of reversing the action taken, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

        5.6 BRANCHES. Except as set forth in Section 5.6 of the Seller Disclosure Schedule, the Buyer and the Seller shall consult and cooperate with each other concerning the alignment of the Buyer's and the Seller Bank's branches following the Effective Time, and the Seller shall, if requested by the Buyer, cooperate with the Buyer to cause the Seller Bank to prepare and file, or to assist with the preparation and filing, of applications and other notices with all appropriate Governmental Authorities that may be necessary to close or consolidate such branches concurrently with or after the Merger; provided that no such application or notice may be filed earlier than two (2) weeks prior to the date of the Seller Stockholders Meeting. If for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer shall reimburse the Seller and its subsidiaries for any fees or expenses incurred in connection with the preparation and filing of such applications at the request of the Buyer.

        5.7 SERVICING. If requested by the Buyer, the Seller shall, and shall cause certain of its subsidiaries to, provide notices of termination with respect to certain servicing arrangements of the Seller or its subsidiaries existing as of the date hereof; provided, however, that, if for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses, charges, and the costs of reversing the action taken or entering into a new servicing agreement on terms substantially similar to the servicing arrangements so terminated pursuant to this Section 5.7.

        5.8 PURCHASER PRODUCTS AND SERVICES. From and after the date of this Agreement, the Buyer and the Seller shall consult with each other on the introduction of products and services not currently offered by the Seller Bank which the Buyer would expect to make available to customers following the Effective Time; provided, however, that nothing herein shall obligate the Seller to offer any such products or services prior to the Effective Time.



                                      (34)

        5.9 ALCO MANAGEMENT. The Seller and the Seller Bank agree to manage their assets and liabilities in accordance with Seller's asset and liability management policy as in effect on the date hereof, unless otherwise agreed by the parties. Neither the Seller nor the Seller Bank shall amend or modify such policy without the express written consent of the Buyer. The Seller and the Buyer agree to consult on investment programs to be administered by the Seller Bank.

        5.10 DEPOSIT INCENTIVE PLAN. The Seller agrees that it will consult and cooperate with the Buyer in the development and implementation of policies and programs to retain and grow deposits and, following the execution and delivery of this Agreement, the Seller and the Buyer shall adopt and implement a deposit incentive plan for management and branch staff of the Seller and the Seller Bank ("Deposit Incentive Plan") on such terms and conditions as may be mutually agreed upon by the Seller and the Buyer and set forth in the Deposit Incentive Plan, it being understood that any payments to be made under the Deposit Incentive Plan shall be paid by the Buyer and not until after the system conversion. The Seller further agrees that the Deposit Incentive Plan shall include, among other things, deposit pricing, product structure and other initiatives designed to incent management and branch staff to increase the deposits held by the Seller and the Seller Bank through the period of the system conversion.

                       ARTICLE VI - ADDITIONAL AGREEMENTS

        6.1     REGULATORY MATTERS; CONSENTS.

                (a) The Seller will, as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") to be held as soon as possible following clearance by the SEC of the Seller Proxy Statement, for the purpose of approving this Agreement and the Merger.

                (b) The Seller's Board of Directors has adopted a resolution recommending approval and adoption of this Agreement and the Merger by the Seller's stockholders, and except as provided in Section 6.2 hereof, the Board of Directors of the Seller shall at all times recommend approval and adoption of this Agreement and the Merger by the Seller's stockholders.

                (c) As soon as practicable after the date hereof, and (assuming compliance by the Buyer with the terms of this Agreement) in any event within four (4) weeks after the date of this Agreement, the Seller shall prepare and file the Seller Proxy Statement and shall use its reasonable best efforts to have the Seller Proxy Statement cleared by the SEC. The Buyer and the Seller shall cooperate with each other in the preparation of the Seller Proxy Statement and the Seller shall notify the Buyer promptly of the receipt of any comments of the SEC with respect to the Seller Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Buyer promptly copies of all correspondence between the Seller or any representative of the Seller and the SEC. The Seller



                                      (35)
shall give the Buyer and its counsel the opportunity to review and discuss the Seller Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review and discuss all amendments and supplements to the Seller Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Buyer and the Seller agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Seller Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholders Meeting referred to in Section 6.1(a) hereof at the earliest practicable time (but in no event later than two (2) weeks after clearance by the SEC).

                (d) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. The Buyer and the Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Buyer or the Seller, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                (e) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors or trustees, as applicable, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Seller Proxy Statement or any other statement, filing, notice or application made by or on behalf of any Affiliate of the Buyer, the Buyer or the Seller or any of their respective subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

                (f) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer shall so advise with respect to communications received by any Affiliate of the Buyer) any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory



                                      (36)

Approval or third party consent will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2 NO SOLICITATION. Seller agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives (collectively, its "Agents") to, directly or indirectly, solicit, initiate, knowingly encourage or take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or representatives) concerning any Acquisition Transaction or enter into any definitive agreement, arrangement or understanding for any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, that the Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a written proposal for an Acquisition Transaction that was not solicited, knowingly encouraged or facilitated by the Seller or any of its Agents after the date of this Agreement if and so long as (a) the Board of Directors of the Seller determines (i) in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable laws and (ii) that such a proposal is or would be reasonably likely to result in a Superior Proposal and (b) prior to furnishing any information to such individual or entity, Seller shall enter into a confidentiality agreement with such individual or entity that is no less restrictive, in any material respect, than the Confidentiality Agreement dated September 16, 2002 by and between Parent and Seller ("Confidentiality Agreement"), and Seller shall enforce, and shall not waive any of the provisions of any such confidentiality agreement. The Board of Directors of the Seller shall be permitted to withdraw, modify or change in a manner adverse to the Buyer (or not to continue to make) its recommendation to the Seller's stockholders required under Section 6.1(b) hereof and/or to comply with Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction if, but only if, (x) after consultation with the Seller's outside legal counsel, the Board of Directors of the Seller determines that failing to take such action, in response to an unsolicited bona fide written Superior Proposal, would be inconsistent with the fiduciary duties of the Board of Directors of the Seller under applicable law, (y) the Seller has given the Buyer five (5) business days' prior written notice of its intention to do so and the Seller's Board of Directors has considered any changes to this Agreement (if any) proposed by the Buyer and has determined, after consultation with the Seller's outside legal counsel and after consultation with a financial advisor of nationally recognized reputation, that such unsolicited proposal remains a Superior Proposal, and (z) the Seller has complied in all material respects with this Section 6.2 (provided, that the foregoing shall in no way limit or otherwise affect Buyer's right to terminate this Agreement pursuant to Section 8.1(f)) hereof. To the extent permitted by applicable law, any such withdrawal, modification or change of the recommendation of the Board of Directors of the Seller shall not change the approval of the Board of Directors of the Seller for purposes of causing any state takeover statute or other state



                                      (37)
law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the transactions contemplated by this Agreement.

Seller immediately will cease, and shall cause its Agents and subsidiaries and its subsidiaries' Agents to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Transaction and request the return or destruction of all confidential information regarding Seller or its subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements and the Seller shall enforce, and shall not waive, any of the provisions of any such confidentiality agreement.

From and after the execution of this Agreement, Seller shall advise Buyer within the Notice Period of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Transaction (including a summary of material and significant terms thereof and the identity of the other individual or entity or individuals or entities involved), or its receipt of any request for information from the Federal Reserve Board, the OTS, the DOJ, or any other Governmental Authority with respect to an Acquisition Transaction, and promptly furnish to Buyer a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. In addition, Seller shall immediately advise Buyer, in writing, if the Board of Directors of the Seller shall make any determination as to any Acquisition Transaction as contemplated by the proviso to the first sentence of this Section 6.2. Nothing contained in this Section 6.2 shall prohibit Seller from, at any time, taking and disclosing to the Seller's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or making any disclosure required by Rule 14a-9 under the Exchange Act so long as the requirements set forth in this Section 6.2 are satisfied. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Transaction on terms the Board of Directors of the Seller determines in its good faith judgment and taking into account the advice of a financial advisor of nationally recognized reputation (taking into account all the terms and conditions of the Acquisition Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the individual or entity making the proposal) are in the aggregate more favorable and provide greater value to all the Seller's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Transaction" means any offer or proposal for, or any indication of interest in (a) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Seller or any Significant Subsidiary of the Seller, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Seller or all or substantially all of the assets or deposits of any Significant Subsidiary of the Seller, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing ten percent (10%) or more of the voting power of the Seller or any



                                      (38)

Significant Subsidiary of the Seller, or (d) any substantially similar transaction. For purposes of this Agreement, the term "Notice Period" shall mean
(i) with respect to written inquiries or proposals or other written materials, written notice immediately and in no event later than twenty-four (24) hours after receipt thereof and (y) with respect to oral inquires, discussions, negotiations, or proposals, oral notice immediately and in no event later than twenty-four (24) hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquires, discussions, negotiations, or proposals. Nothing in this Section 6.2 shall affect Seller's obligation to hold the Seller Stockholders Meeting in accordance with Section 6.1 hereof.

        6.3     ACCESS TO INFORMATION.

                (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Buyer and the Seller, for the purposes of verifying the representations and warranties of the other and relating to the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Buyer and the Seller shall, and shall cause their respective subsidiaries to, make available to the other party
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Buyer or the Seller, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. The Seller also shall provide the Buyer with reasonable access to the Sellers officers, employees and agents and with copies of all periodic reports to the Seller's senior management. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Buyer's or the Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                (b) All information furnished by any party hereto to the other or its representatives pursuant hereto shall be treated as the sole property of the party providing the information and, if the Merger shall not occur, the party being furnished such information shall return to the other party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The parties hereto shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information



                                      (39)
confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the possession of the party being furnished such information prior to the disclosure thereof by the other party, (y) was then generally known to the public, or (z) was disclosed to the party being furnished such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. In addition, in the event that the Seller terminates this Agreement pursuant to Section 8.1(d) hereof, the restrictions contained in the ninth (9th) paragraph of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.

                (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        6.4 LEGAL CONDITIONS TO MERGER. Each of the Buyer and its Affiliates and the Seller shall, and the Seller shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by the Buyer or the Seller or any of their respective subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

        6.5     EMPLOYMENT AND BENEFIT MATTERS.

                (a) Provision of Benefits. From and after the Effective Time, the Buyer agrees to provide the employees of the Seller and its subsidiaries (the "Seller Employees") who remain employed after the Effective Time with at least the types and levels of employee benefits (including employee contribution levels) maintained by the Buyer or any Affiliate of the Buyer for similarly-situated employees of the Buyer. The Buyer will treat, and cause the applicable benefit plans to treat, the service of Seller Employees with Seller or any subsidiary of Seller attributable to any period before the Effective Time as service rendered to the Buyer or any Affiliate of Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) or eligibility for retiree welfare benefit plans, attributable to any period before the Effective Time. Without limiting the foregoing, the Buyer shall not treat any employee of the Seller or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of the Buyer or any Affiliate of the Buyer for a pre-existing medical condition, and any deductibles paid under any of Seller's or its subsidiaries health plans shall be credited towards deductibles under the health plans of the Buyer or any Affiliate of the Buyer upon delivery to the Buyer of appropriate documentation. The Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.



                                      (40)

                (b) Continuation of Plans. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller, except with respect to the Seller Bank employee stock ownership plan, which shall be terminated as of the Effective Time, as provided in Section 6.6(h) hereof; provided, however, that the Buyer shall continue to maintain the Seller plans (other than stock based or incentive plans or stock funds in retirement plans) until the Seller Employees are permitted to participate in the plans of the Buyer or any Affiliate of the Buyer. Nothing in this Agreement shall alter or limit the Buyer's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time.

                (c) Severance Pay. The Buyer shall pay any employee of the Seller or any of its subsidiaries who is not otherwise covered by a specific employment, termination, severance or change in control agreement and who is terminated by the Buyer or its Affiliates for reasons other than cause (which shall mean gross negligence or dereliction in the performance of such employee's duties, dishonesty or commission of a crime) in the one (1) year period immediately following the Effective Time, the severance and other benefits set forth below:

                        (i) severance payable on an installment basis pursuant to regular payroll of the Buyer in an amount equal to two (2) weeks base salary multiplied by the number of full years of service of such terminated Seller employee to the Seller or any subsidiary of Seller, as recognized on the books of the Seller; provided that all Seller Employees shall be subject to a minimum severance payment limitation of four (4) weeks (except that the minimum severance payment limitation for any Seller employee who has a title of Vice President or higher shall be eight (8) weeks) and a maximum severance payment limitation of twenty-six (26) weeks base salary;

                        (ii) continuation of health benefits during the same period of time that such terminated Seller employee is receiving severance payments pursuant to clause (i) above after termination on the same terms and conditions as though they had remained active employees, and thereafter shall be entitled to COBRA benefits for an additional period of time determined as though their employment had terminated at the end of such period; and

                        (iii) out-placement services to terminated Seller employees consistent with the Buyer's past practices.

                (d) Compensation Agreements. Following the Effective Time, the Buyer and its Affiliates shall honor in accordance with their terms all written employment, termination, severance, change in control, and other compensation agreements all as disclosed in Section 6.5(d) of the Seller Disclosure Schedule (each, a "Compensation Agreement"), and neither the



                                      (41)

Buyer nor any Affiliate of Buyer will challenge the validity of any obligation of the Seller or any subsidiary of the Seller under any Compensation Agreement.

                (e) Parachute Payouts. Notwithstanding anything to the contrary contained in this Agreement and except as set forth in Section 6.5(e) of the Seller Disclosure Schedule, in no event shall the Seller, the Buyer, the Surviving Corporation or the Surviving Bank or any of their respective subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "parachute payment" within the meaning of Code Section 280G(b)(2) or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Code Section 162(m). The Seller and the Buyer shall use commercially reasonable efforts to resolve matters relating to any of the foregoing.

                (f)     Continuation of Employment. No provision of this Section
6.5 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect of continued employment (or resumed employment) with the Buyer or any of its Affiliates and no provision of this Section 6.5 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Buyer or any of its Affiliates.

                (g) Welfare Benefit Plans. The Seller shall use its, and the Seller shall cause its subsidiaries to use their, reasonable best efforts to make the following changes with respect to the medical, dental and life insurance programs maintained by the Seller and its subsidiaries for the Seller Employees, effective promptly following the later of January 1, 2003 or the receipt of all required stockholder and regulatory approvals (exclusive of any applicable waiting period) (such time referred to for purposes of this Section 6.5(g) as the "Benefits Date"): (i) with respect to the medical insurance program, the Seller shall enter into an agreement with Blue Cross Blue Shield of Rhode Island to offer to the Seller Employees the Blue Card PPO product with the same plan design and level of benefits as that being provided to the employees of the Buyer or Affiliates of the Buyer as of the Benefits Date; (ii) with respect to the dental insurance program, the Seller shall change its current program for the Seller Employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of the Buyer or Affiliates of the Buyer as of the Benefits Date; and (iii) with respect to the life insurance program, the Seller shall change its current program for the Seller Employees to the extent necessary to cause the plan design and level of benefits to be identical to that being provided to employees of the Buyer or Affiliates of the Buyer as of the Benefits Date. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any of the foregoing actions that results in imposition of any fees, expenses or charges, the Buyer shall indemnify the Seller and its subsidiaries for any such fees, expenses and charges, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.



                                      (42)

                (h) Seller Bank Employee Stock Ownership Plan. As soon as practicable following the date of this Agreement, the Seller shall cause the Seller Bank to file or cause to be filed all necessary documents with the IRS, for a determination letter for termination of the Seller Bank employee stock ownership plan as of the Effective Time. As soon as practicable after the later of (i) the Effective Time or (ii) the receipt of a favorable determination letter for termination from the IRS, the account balances in the Seller Bank employee stock ownership plan shall be distributed to participants and beneficiaries in accordance with applicable law and the Seller Bank employee stock ownership plan. Prior to the Effective Time, contributions to, and payments on the loan of, the Seller Bank employee stock ownership plan shall be made consistent with past practices on the regularly scheduled payment dates.

        6.6     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Seller or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller's subsidiaries or any of their respective predecessors, or is or was serving at the request of the Seller or the Seller Bank as a director, officer or employee of an Affiliate or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (w) the Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer or the Surviving Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (x) the Buyer shall be obligated



                                      (43)
pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case the Buyer shall pay the reasonable fees and expenses of additional counsel to the extent necessary to avoid such conflict, (y) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (z) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Buyer thereof, provided, that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.6 except to the extent such failure to notify materially prejudices the Buyer. The Buyer's obligations under this Section 6.6 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                (b) The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence of such extension of coverage to the Seller; provided, however, that the Buyer may substitute therefor policies providing substantially comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof. In connection with the foregoing, the Seller agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

                (c) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 6.6.

                (d) The provisions of this Section 6.6 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Articles of Incorporation or By-Laws of the Seller or the equivalent documents of any of the Seller's subsidiaries, any contract or applicable law.



                                      (44)

        6.7 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors or trustees, as applicable, of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

        6.8 ADVICE OF CHANGES. The Buyer and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.9 UPDATE OF DISCLOSURE SCHEDULES. From time to time prior to the Effective Time, the Seller will promptly supplement or amend the Seller Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(b) hereof or compliance by the Seller with the covenants set forth in Article V hereof.

        6.10    CURRENT INFORMATION.

                (a) As soon as practicable, the Seller will furnish to the Buyer copies of all such financial statements and reports as it or any of its subsidiaries shall send to its stockholders, the SEC or any other Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the Buyer such additional financial data as the Buyer may reasonably request.

                (b) Promptly upon receipt thereof, the Seller will furnish to the Buyer copies of all internal control reports submitted to the Seller and its subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Seller and its subsidiaries made by such auditors.

                (c) The Seller will promptly notify the Buyer of any material change in the normal course of business or in the operation of the properties of the Seller or any of its subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Seller or any of its subsidiaries, and will keep the Buyer reasonably informed of such events.



                                      (45)

        6.11 TRANSITION COMMITTEE. Immediately upon the execution of this Agreement, the Seller shall designate certain of its respective employees as "Liaisons." During the period from the date of this Agreement to the Effective Time, the Seller's Liaisons will (a) confer on a regular and continued basis with representatives of the Buyer to report on (i) the general status of the ongoing operations of the Seller and its subsidiaries, (ii) the status of, and the action proposed to be taken with respect to, those loans held by the Seller or any of its subsidiaries which, either individually or in combination with one or more other loans to the same borrower thereunder, have an aggregate outstanding principal amount of $1,000,000 or more and are classified or non-performing assets, (iii) the status of, and the action proposed to be taken with respect to, foreclosed property and OREO and (iv) the status of the development and implementation of a system conversion plan, which shall begin promptly after the date hereof, and (b) communicate with respect to the manner in which the business of the Seller and its subsidiaries are conducted and the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, branch closings, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Seller and the Buyer shall promptly establish a transition committee, which will be led by a representative of the Buyer and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. In addition, during the period from the date of this Agreement to the Effective Time, within two (2) business days after the Seller Bank delivers to the members of any of its credit committees applicable information and reports for the next upcoming meeting of such committee, the Seller shall provide to a representative designated by the Buyer access to the same information and reports as are provided to the Seller Bank's credit committee members with respect to new loans or renewals thereof and extensions of credit proposed to be made by the Seller Bank in excess of $1,000,000. The representative designated by the Buyer shall also be allowed to attend any of the Seller Bank's credit committee meetings for all loans or loan renewals and be a non-voting observer thereof. The Seller, if requested by the Buyer, will assist the Buyer to prepare to sell a portion of its single family residential mortgage loans and mortgage loan servicing rights following the Effective Time; provided, that Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement. Moreover, to facilitate the transactions contemplated herein, immediately upon execution of this Agreement, the Seller will designate a Senior Vice President to assist Buyer with interim operating and conversion matters.

        6.12 BANK MERGER. Unless otherwise determined by the Buyer prior to the Closing, at the effective time of the Bank Merger the Articles of Incorporation and By-Laws of the Buyer, as in effect immediately prior thereto, shall be the Articles of Incorporation and By-Laws of the Surviving Bank until thereafter amended as provided by law and such Articles of Incorporation and By-Laws. The trustees and officers of the Buyer immediately prior to the effective time of the Bank Merger shall be the trustees and officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank and until their respective successors are duly elected or appointed and qualified.



                                      (46)

        6.13    ORGANIZATION OF THE MERGER SUB.

                (a) Prior to the Effective Time, the Buyer will take any and all necessary action to cause (i) the Merger Sub to be organized, (ii) the Merger Sub to become a direct wholly owned subsidiary of the Buyer, (iii) the directors and stockholders of the Merger Sub to approve the transactions contemplated by this Agreement, (iv) the Merger Sub to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Seller, whereupon the Merger Sub shall become a party to and be bound by this Agreement, and (v) the Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

                (b) On and as of the date the Merger Sub becomes a party to this Agreement, the Buyer and the Merger Sub shall, jointly and severally, represent and warrant to the Seller as follows:

                        (i) The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and all of its outstanding capital stock is owned, directly, by the Buyer. Since the date of its organization, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement;

                        (ii) The Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry on its obligations hereunder. The execution and delivery of this Agreement by the Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Sub and will not (y) conflict with or violate the Articles of Organization or By-Laws of the Merger Sub or (z) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Merger Sub or by which any of its properties or assets is bound or affected; and

                        (iii) The Merger Sub has executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Merger Sub enforceable against the Merger Sub in accordance with its terms.

        6.14 COMMUNITY COMMITMENTS. From and after the Effective Time, Buyer shall use its reasonable efforts to continue the community commitments undertaken by the Seller Bank prior to the date hereof in the communities currently served by the Seller Bank.

        6.15 CITIZENS FINANCIAL GROUP, INC. The Parent agrees to cause the Buyer, its subsidiary, to perform its obligations hereunder, and the Parent and the Buyer shall be jointly and severally obligated and liable for all of the agreements and obligations of the Buyer hereunder. The Parent and the Buyer hereby acknowledge and agree that the Seller, as well as any party



                                      (47)
seeking to enforce rights under Section 6.5(d) or Section 6.6 hereof, may pursue the Parent for the payment or enforcement of any obligation or liability of the Buyer hereunder or thereunder without pursuing or exhausting remedies against the Buyer or prior notification to the Buyer and without regard to any regulatory restrictions which are applicable to the Buyer but not to the Parent.

                (b) In the event that the Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 6.15.

        6.16 SECTION 16 MATTERS. Prior to the Effective Time, each of the Board of Trustees of the Buyer and the Board of Directors of the Seller, or appropriate committees of non-employee trustees and directors, as applicable, thereof, shall adopt (if necessary) a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Seller or any Seller Subsidiary who is a covered person of Seller for purposes of Section 16 under the Exchange Act (together with the rules and regulations promulgated thereunder, "Section 16") of shares of Seller Common Stock or Seller stock options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        6.17 CONSOLIDATION OF CORPORATE STRUCTURE. On or before ten (10) days prior to the Closing Date, the Seller shall, upon a written request of the Buyer submitted to the Seller not less than thirty (30) days prior to the Closing Date, and subject to the receipt of all required stockholder and regulatory approvals (exclusive of any applicable waiting period) of the Merger and the Bank Merger and all required regulatory approvals (inclusive of any applicable waiting period) with respect to the transaction which is the subject of any such request, cause each wholly-owned subsidiary of the Seller identified by the Buyer prior to the Closing Date (other than the Seller Bank or Tyler) to be liquidated or merged. In the event that the Merger is not consummated in accordance with the terms hereof, the Buyer shall indemnify the Seller for any and all costs and expenses incurred by the Seller with respect to the actions taken pursuant to this Section 6.18.

                       ARTICLE VII - CONDITIONS PRECEDENT

        7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                (a) Stockholders' Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the holders of



                                      (48)
the shares of Seller Common Stock present and voting at the Seller Stockholders Meeting in accordance with applicable law.

                (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as "Requisite Regulatory Approvals").

                (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger or the Bank Merger.

        7.2 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

                (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller and its subsidiaries taken as a whole.

                (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date. The Buyer shall have received a certificate to the foregoing effect signed by the Chairman or President and the Chief Financial Officer of the Seller.

                (c) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller by the Chairman or President and the Chief Financial Officer to such effect.

                (d) Consents Under Agreements. All permits, consents, waivers, clearances, approvals and authorizations of all third parties which are necessary in connection with the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby



                                      (49)
shall have been obtained, other than such permits, consents, waivers, clearances, approvals or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Buyer after the Effective Time.

                (e) Stockholder Agreements. Agreements, substantially in the form attached as Exhibit II hereto, shall have been executed and delivered by each member of the Seller's Board of Directors and each senior executive officer of the Seller set forth in Section 7.2(e) of the Seller Disclosure Schedule.

                (f) Consent of Option Holders. An acknowledgement of cancellation of the options to purchase shares of Seller Common Stock to be cancelled in accordance with Section 1.6(a) hereof and receipt of the payment to be made by the Seller upon such cancellation in accordance with such Section 1.6(a), in a form which is reasonably acceptable to the Buyer, shall have been executed and delivered by holders of at least ninety-five percent (95%) of such options.

        7.3 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time (or if made as of a specified date, only as of such date). The Seller shall have received a certificate to the foregoing effect signed by the Chairman or President and the Chief Financial Officer of the Buyer.

                (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by the Chairman or President and the Chief Financial Officer to such effect.

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

        8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller:

                (a) by mutual consent of the Seller and the Buyer in a written instrument, if the Board of Directors of Seller and the Board of Trustees of Buyer each so determines by a vote of a majority of the members of its entire Board;



                                      (50)

                (b) by either the Board of Trustees of the Buyer or the Board of Directors of the Seller if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                (c) by either the Board of Trustees of the Buyer or the Board of Directors of the Seller if the Merger shall not have been consummated on or before June 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                (d) by either the Board of Trustees of the Buyer or the Board of Directors of the Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

                (e) by either the Buyer or the Seller if the approval of the Seller's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party's stockholders or at any adjournment thereof; or

                (f) by the Buyer, if the Board of Directors of the Seller shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; or shall have withdrawn, modified or amended such recommendation in a manner materially adverse to the Buyer.

        8.2     EFFECT OF TERMINATION.

                (a) In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, and none of the Buyer, the Seller, any of their respective subsidiaries or any of the officers or directors or trustees of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.3(b), 8.2, 9.2 and 9.3 hereof and all obligations of the Buyer to indemnify or reimburse the Seller under Article V hereof and all other obligations of the parties intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, all obligations of the Buyer to indemnify or reimburse the Seller under Article V hereof shall terminate in the event



                                      (51)
that this Agreement is terminated by the Buyer pursuant to Section 8.1(f) hereof; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

                (c)     In the event this Agreement is terminated by:

                        (i)     the Buyer pursuant to Section 8.1(f);

                        (ii) either the Buyer or Seller pursuant to Section 8.1(e) in circumstances where the Board of Directors of the Seller shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Buyer; or

                        (iii) either the Buyer or Seller pursuant to Section 8.1(e) in circumstances where both (y) within twelve (12) months of such termination, the Seller shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than the Buyer or any Affiliate of the Buyer and (z) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than the Buyer or any Affiliate of the Buyer) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the BHCA or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction, then Seller shall make a single cash payment to the Buyer in the amount of $17,500,000 upon the occurrence of the events described in Section 8.2(c)(i),
Section 8.2(c)(ii) or Section 8.2(c)(iii) hereof; provided that in no event shall the Seller be obligated to pay the Buyer more than one termination fee pursuant to this Section 8.2(c). Any payment required under this Section 8.2(c) shall be payable by the Seller to the Buyer (by wire transfer of immediately available funds to an account designated by the Buyer) within two (2) business days after demand by the Buyer.



                                      (52)

        8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or Trustees, as applicable, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Buyer and the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors or Trustees, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           ARTICLE IX - MISCELLANEOUS

        9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that relate to actions to be taken at Closing), unless extended by mutual agreement of the parties (the "Closing Date"); provided, however, that in no event shall the Closing take place prior to January 1, 2003.

        9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Bank Merger Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Articles I and II, Sections 6.5 and 6.6 and any other Section which by its terms specifically applies in whole or in part after the Effective Time.



                                      (53)

        9.3 EXPENSES. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        9.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

                (a)     If to Buyer, to:                  Citizens Bank of Pennsylvania
                                                          1735 Market Street
                                                          Philadelphia, PA 19103
                                                          Attention: Stephen D. Steinour
                                                                     Chairman and Chief
                                                                     Executive Officer
                                                          Tel:  (215) 553-3008
                                                          Fax:  (401) 455-5920

                (b)     If to Parent, to:                 Citizens Financial Group, Inc.
                                                          One Citizens Plaza
                                                          Providence, RI 02903-1339
                                                          Attention: Lawrence K. Fish
                                                                     Chairman, President and
                                                                     Chief Executive Officer

                and to:                                   Citizens Financial Group, Inc.
                                                          28 State Street
                                                          Boston, MA 02109
                                                          Attention: Joel J. Brickman, Esq.
                                                                     Senior Vice President,
                                                                     General Counsel and
                                                                     Secretary
                                                          Tel:  (617) 725-5928
                                                          Fax:  (617) 725-5620

                with required copies to:                  Goodwin Procter LLP
                                                          One Exchange Place
                                                          Boston, MA  02109
                                                          Attention: Regina M. Pisa, P.C.
                                                          Tel:  (617) 570-1525
                                                          Fax:  (617) 523-1231



                                      (54)

                (c)     If to Seller, to:                 Commonwealth Bancorp, Inc.
                                                          Commonwealth Bank Plaza
                                                          2 W. Lafayette St.
                                                          Norristown, PA 19401
                                                          Attention:  Patrick J. Ward
                                                          President and Chief Executive Officer
                                                          Tel:  (610) 313-1600
                                                          Fax:  (610) 313-1545


                (d)     with required copies to:          Elias, Matz, Tiernan & Herrick L.L.P.
                                                          12th Floor, The Walker Building
                                                          734 15th Street, N.W.
                                                          Washington, DC  20005
                                                          Attention: Raymond A. Tiernan, Esq.
                                                          Tel:  (202) 347-0300
                                                          Fax:  (202) 347-2172


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

        9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Seller or the Buyer or any their respective subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be September 30, 2002.

        9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.



                                      (55)

        9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of laws principles.

        9.9 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.10 PUBLICITY. Except as otherwise required by applicable law or the rules of the National Association of Securities Dealers, Inc., neither the Buyer nor the Seller shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the party, which consent shall not be unreasonably withheld.

        9.11 ASSIGNMENT; RELIANCE OF OTHER PARTIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5(d) and 6.6 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        9.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Buyer shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby; provided, that, each of the transactions comprising such revised structure shall not (a) subject the stockholders of Seller, Seller or any of its subsidiaries to adverse tax consequences, (b) change the amount or form of consideration to be received by the stockholders of Seller, (c) alter to the detriment of the Seller or its stockholders the benefits to be received by the Seller's stockholders hereunder, (d) jeopardize or materially delay or impede the receipt of any required regulatory



                                      (56)
approvals relating to the consummation of the Merger or the Bank Merger, or (e) reduce the obligations of any party hereunder or under the Bank Merger Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

        9.14 DEFINITIONS. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acquisition Transaction" shall have the meaning ascribed thereto in
Section 6.2 hereof.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agents" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Agreement" shall have the meaning ascribed thereto in the recitals.

        "Articles of Merger" shall have the meaning ascribed thereto in Section
1.2 hereof.

        "Bank Common Stock" shall have the meaning ascribed thereto in Section 4.2(b) hereof.

        "Bank Merger" shall have the meaning ascribed thereto in the recitals.

        "Bank Merger Agreement" shall have the meaning ascribed thereto in the recitals.

        "Bank Preferred Stock" shall have the meaning ascribed thereto in
Section 4.2(b) hereof.

        "Bank Regulator" shall mean and include, any pertinent federal or state Governmental Authority charged with the supervision of banks or bank, financial or savings and loan holding companies or engaged in the insurance of bank deposits, including without limitation, the OTS, the FDIC, the Federal Reserve Board and the Pennsylvania Commissioner.

        "Benefits Date" shall have the meaning ascribed thereto in Section 6.5(g) hereof.

        "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

        "business day" shall mean Monday through Friday of each week, except a legal holiday recognized as such by the United States Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.



                                      (57)

        "Buyer" shall have the meaning ascribed thereto in the recitals.

        "Certificate" shall have the meaning ascribed thereto in Section 1.4(b) hereof.

        "C.F.R." shall mean the Code of Federal Regulations.

        "Closing" shall have the meaning ascribed thereto in Section 9.1 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 9.1 hereof.

        "Code" shall have the meaning ascribed thereto in Section 4.13(f) hereof.

        "Compensation Agreements" shall have the meaning ascribed thereto in
Section 6.5(d) hereof.

        "Confidentiality Agreement" shall have the meaning ascribed thereto in
Section 6.2 hereof.

        "CRA" shall have the meaning ascribed thereto in Section 4.17 hereof.

        "Criticized Assets" shall have the meaning ascribed thereto in Section 4.20(b) hereof.

        "D&O Insurance" shall have the meaning ascribed thereto in Section 6.6(b) hereof.

        "Deposit Incentive Plan" shall have the meaning ascribed thereto in
Section 5.10 hereof.

        "Dissenters Rights" shall have the meaning ascribed thereto in Section 4.1(a)) hereof.

        "DOJ" shall mean the United States Department of Justice.

        "DPC Shares" shall have the meaning ascribed thereto in Section 1.4(c) hereof.

        "Effective Time" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Environment" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall have the meaning ascribed thereto in Section 4.5 hereof.

        "Exchange Agent" shall have the meaning ascribed thereto in Section 2.1 hereof.

        "Expenses" shall have the meaning ascribed thereto in Section 8.2(b) hereof.



                                      (58)

        "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia, as applicable.

        "Filed Tax Returns" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Financial Services Authority" shall mean the independent non-governmental body that regulates the financial services industry in the United Kingdom.

        "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authority" shall mean any United States federal, state or local governmental commission, board or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority.

        "Hazardous Material" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "Indemnified Parties" shall have the meaning ascribed thereto in Section
6.6 hereof.

        "IRS" shall mean the Internal Revenue Service.

        "Joint Venture" shall mean any corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, association or other entity which is not a subsidiary of the Seller, as the case may be, and in which (a) the Seller, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, including without limitation, an equity investment, as such term as of the date hereof is in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. Section 362.2(g), or (b) the Seller or one of its subsidiaries is a general partner.

        "Liaisons" shall have the meaning ascribed thereto in Section 6.11 hereof.

        "Liens" shall have the meaning ascribed to such term in Section 4.19(a) hereof.

        "Loan Property" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "Loans" shall have the meaning ascribed to such term in Section 4.20(a) hereof.

        "Material Adverse Effect" shall mean, with respect to any Person, a change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of such Person and its subsidiaries taken as a whole; provided, however, that



                                      (59)

"Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of the Seller or any of its subsidiaries taken with the prior written consent of the Buyer, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) changes in interest rates generally.

        "MBBI" shall mean the Massachusetts Board of Bank Incorporation.

        "Merger" shall have the meaning ascribed thereto in the recitals.

        "Merger Consideration" shall have the meaning ascribed thereto in
Section 1.4(a) hereof.

        "Merger Sub" shall have the meaning ascribed thereto in the recitals.

        "MHPF" shall mean the Massachusetts Housing Partnership Fund.

        "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

        "Notice Period" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Oil" shall have the meaning ascribed thereto in Section 4.24(g) hereof.

        "OREO" shall mean other real estate owned.

        "OTS" shall mean the Office of Thrift Supervision.

        "Owned Property" shall have the meaning ascribed thereto in Section 4.24(a) hereof.

        "Parent" shall have the meaning ascribed thereto in the recitals.

        "PBCL" shall mean the Pennsylvania Business Corporation Law, as amended.

        "Pennsylvania Commissioner" shall mean the Secretary of Banking of the Pennsylvania Department of Banking.

        "Pennsylvania Secretary" shall mean the Secretary of State of the Commonwealth of Pennsylvania.



                                      (60)

        "Person" shall mean any individual, corporation, partnership, Joint Venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

        "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 7.1(b) hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Section 16" shall have the meaning ascribed thereto in Section 6.16 hereof.

        "Seller" shall have the meaning ascribed thereto in the recitals.

        "Seller Balance Sheet" shall have the meaning ascribed thereto in
Section 4.5 hereof.

        "Seller Bank" shall have the meaning ascribed thereto in the recitals.

        "Seller Benefit Plans" shall have the meaning ascribed thereto in
Section 4.15(a) hereof.

        "Seller Common Stock" shall have the meaning ascribed thereto in Section 1.4(a) hereof.

        "Seller Companies" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Contract" shall have the meaning ascribed to such term in
Section 4.18(a) hereof.

        "Seller Disclosure Schedule" shall mean the disclosure schedule relating to the Seller and its subsidiaries, as applicable, delivered to Buyer together herewith.

        "Seller Employees" shall have the meaning ascribed thereto in Section 6.5(a) hereof.

        "Seller Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.32 hereof.

        "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Seller Pension Plans" shall have the meaning ascribed thereto in
Section 4.15(a) hereof.

        "Seller Preferred Stock" shall have the meaning ascribed thereto in
Section 4.2(a) hereof.

        "Seller Proxy Statement" shall have the meaning ascribed thereto in
Section 3.8 hereof.

        "Seller Reports" shall have the meaning ascribed thereto in Section 4.9 hereof.

        "Seller Restricted Share Plans" shall have the meaning ascribed thereto in Section 1.6(b) hereof.



                                      (61)

        "Seller Restricted Shares" shall have the meaning ascribed thereto in
Section 1.6(b) hereof.

        "Seller Stock Option Plans" shall have the meaning ascribed thereto in
Section 1.6(a) hereof.

        "Seller Stockholders Meeting" shall have the meaning ascribed thereto in
Section 6.1(a) hereof.

        "Shares" shall have the meaning ascribed thereto in Section 1.4(a) hereof.

        "Significant Subsidiary" shall have the meaning ascribed to that term in Rule 1-02 of Regulation S-X of the SEC, as in effect as of the date of this Agreement, and for purposes of Section 4.12, shall also include Tyler.

        "Stockholder Agreements" shall mean those certain Stockholder Agreements dated as of the date hereof respectively between the Buyer and each member of the Seller's board of directors and each senior executive officer of the Seller set forth in Section 7.2(e) of the Seller Disclosure Schedule and substantially in the form attached hereto as Exhibit II.

        "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership), or, with respect to such corporation or other organization, any such entity with respect to which a party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise.

        "Superior Proposal" shall have the meaning ascribed thereto in Section
6.2 hereof.

        "Surviving Bank" shall have the meaning ascribed thereto in the recitals.

        "Surviving Corporation" shall have the meaning ascribed thereto in
Section 1.1 hereof.

        "Tax" shall mean any federal, state, local, county or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

        "Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules,



                                      (62)
statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Transaction Documents" shall mean this Agreement, the Bank Merger Agreement and the Stockholder Agreements.

        "Trust Account Shares" shall have the meaning ascribed thereto in
Section 1.4(c) hereof.

        "Tyler" shall mean Tyler Wealth Counselors, Inc., a wholly owned subsidiary of the Seller Bank.

        "USA PATRIOT Act" shall have the meaning ascribed thereto in Section
4.17 hereof.

        "U.S.C." shall mean the United States Code.

                            [SIGNATURE PAGE FOLLOWS]



                                      (63)

        IN WITNESS WHEREOF, the Buyer, Parent and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                                      CITIZENS FINANCIAL GROUP, INC.


                                                      By: /s/ Lawrence K. Fish
                                                          ------------------------------------------
                                                           Name:    Lawrence K. Fish
                                                           Title:   Chairman, President
                                                                    and Chief Executive Officer

Attest: /s/ Joel J. Brickman
        --------------------
Name:  Joel J. Brickman                               By: /s/ Michael Edwards
Title: Senior Vice President, General                     ------------------------------------------
       Counsel and Secretary                               Name:    Michael Edwards
                                                           Title:   Executive Vice President
                                                                    and Treasurer

                                                      CITIZENS BANK OF PENNSYLVANIA


                                                      By: /s/ Stephen D. Steinour
                                                          ------------------------------------------
                                                           Name:    Stephen D. Steinour
                                                           Title:   Chairman, President and Chief
                                                                    Executive Officer

Attest: /s/ David F. Mowrey
        -------------------
Name:  David F. Mowrey                                By: /s/ Michael Edwards
Title: Vice President and Secretary                       ------------------------------------------
                                                           Name:    Michael Edwards
                                                           Title:   Treasurer


                                                      COMMONWEALTH BANCORP, INC.


                                                      By: /s/ Patrick J. Ward
                                                          ------------------------------------------
                                                           Name:    Patrick J. Ward
                                                           Title:   President
                                                                    and Chief Executive Officer
Attest: /s/ Charles M. Johnston
        -----------------------
Name:   Charles M. Johnston
Title:  Executive Vice President, Chief
        Financial Officer and Assistant
        Secretary

                                    EXHIBIT I

                          AGREEMENT AND PLAN OF MERGER
                             (BANK MERGER AGREEMENT)

        AGREEMENT AND PLAN OF MERGER, dated as of _______ __, 2002 ("Agreement"), pursuant to the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), by and among Citizens Bank of Pennsylvania, a Pennsylvania chartered savings bank ("Buyer Bank"), Commonwealth Bank, a Pennsylvania chartered savings bank ("Seller Bank"), and for the purpose of Section 1.2, Commonwealth Bancorp, Inc., a Pennsylvania corporation and the parent of Seller Bank ("Parent").

        WHEREAS, Buyer Bank, Citizens Financial Group, Inc., a Delaware corporation and the parent company of Buyer Bank, and Parent have entered into an Agreement and Plan of Merger, dated as of September 30, 2002 (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of a subsidiary of the Buyer Bank with and into Parent (the "Merger"); and

        WHEREAS, in connection with the Agreement and Plan of Merger, this Agreement provides for the merger (the "Bank Merger") of the Seller Bank with and into the Buyer Bank in accordance with the Banking Code, promptly following the consummation of the Merger.

        NOW, THEREFORE, the Buyer Bank and the Seller Bank hereby agree as follows:

                                   ARTICLE I
                                 THE BANK MERGER

        1.1 THE BANK MERGER. The constituent corporations to the Bank Merger shall be the Buyer Bank and the Seller Bank. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger, in accordance with Chapter 16 of the Banking Code, at the Effective Time (as defined in Section 1.3 hereof), the Seller Bank shall merge with and into the Buyer Bank. The Buyer Bank shall be the surviving corporation (sometimes referred to herein as the "Surviving Bank") of the Bank Merger and shall continue its corporate existence as a Pennsylvania charted savings bank under the Banking Code following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of the Seller Bank shall cease.

        1.2 CONTRIBUTION OF ASSETS AND LIQUIDATION. Prior to the date on which the Bank Merger becomes effective, (i) Parent shall transfer to the Seller Bank, as a contribution to the capital of the Seller Bank, all of Parent's assets, except for the shares of common stock, par value $0.10 per share, of the Seller Bank ("Seller Stock") held by Parent and (ii) thereafter the Buyer Bank shall liquidate Parent.

        1.3 EFFECTIVE TIME. The Bank Merger shall become effective at 11:59 p.m. on the date that this Agreement and the approval of the Department of Banking of the Commonwealth of Pennsylvania (the "Department of Banking") are filed with the Department of State of the Commonwealth of Pennsylvania, unless a different date and time is specified by the Department of Banking. The term "Effective Time" shall be the date and time when the Bank Merger becomes effective.

        1.4 EFFECTS OF THE BANK MERGER. At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of the Banking Code. Without limiting the generality of the foregoing and subject thereto, all the property, rights, privileges, powers and franchises of the Seller Bank and the Buyer Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Seller Bank and the Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        1.5 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Buyer Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until thereafter amended in accordance with applicable law and such Articles of Incorporation.

        1.6 BY-LAWS. At the Effective Time, the By-Laws of the Buyer Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Bank and such By-Laws.

        1.7 NAME. At the Effective Time, the name of the Surviving Bank shall be "Citizens Bank of Pennsylvania," until thereafter amended in accordance with applicable law and the Articles of Incorporation of the Surviving Bank.

        1.8 CAPITAL STOCK. Unless otherwise determined by the Buyer Bank prior to the Effective Time by delivery to the Seller Bank of an addendum to this Agreement, from and after the Effective Time, the total number of shares and the par value of each class of stock that the Surviving Bank shall be authorized to issue shall be two hundred thousand (200,000) shares of common stock, par value $1.00 per share, until thereafter amended in accordance with applicable law and the Articles of Incorporation of the Surviving Bank.

        1.9 TRUSTEES AND OFFICERS. At the Effective Time, the initial trustees and officers of the Surviving Bank shall be the trustees and officers of the Buyer Bank immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

        1.10 MAIN OFFICE. At the Effective Time, the main office of the Surviving Bank shall be located in Philadelphia, Pennsylvania.

                                   ARTICLE II
                             CANCELLATION OF SHARES

        Each share of Seller Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled.

                                  ARTICLE III
                                 REPRESENTATIONS

        Each of the Buyer Bank and the Seller Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

                                   ARTICLE IV
                                   TERMINATION

        Consummation of the Bank Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VII of the Agreement and Plan of Merger. This Agreement shall terminate and forthwith become void automatically and without any action on the part of the Buyer Bank or the Seller Bank immediately upon the termination of the Agreement and Plan of Merger in accordance with Article VIII thereof, and there shall be no further liability on the part of the Buyer Bank or the Seller Bank upon such termination.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Buyer Bank, the Seller Bank and Parent have each caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.


                                         CITIZENS BANK OF PENNSYLVANIA


                                         By:
                                         Name:
                                              ---------------------------------
                                         Title:
                                                -------------------------------

Attest:
                                         By:
                                         Name:
-----------------------------                 ---------------------------------
                                         Title:
-----------------------------                  --------------------------------


                                         COMMONWEALTH BANCORP, INC.


                                         By:
                                         Name:
                                              ---------------------------------
                                         Title:
                                                -------------------------------

Attest:
                                         By:
                                         Name:
-----------------------------                 ---------------------------------
                                         Title:
-----------------------------                  --------------------------------


                                         COMMONWEALTH BANK


                                         By:
                                         Name:
                                              ---------------------------------
                                         Title:
                                                -------------------------------

Attest:
                                         By:
                                         Name:
-----------------------------                 ---------------------------------
                                         Title:
-----------------------------                  --------------------------------

                                   EXHIBIT II

                              STOCKHOLDER AGREEMENT

        This Stockholder Agreement ("Agreement") dated as of ______ ___, 2002, by and between Citizens Bank of Pennsylvania, a Pennsylvania chartered savings bank ("Buyer"), and the undersigned Director, Officer and/or holder of common stock, par value $0.10 per share, of Commonwealth Bancorp, Inc. ("Stockholder").

        WHEREAS, the Buyer, Citizens Financial Group, Inc., a Delaware corporation and the parent company of the Buyer, and Commonwealth Bancorp, Inc., a Pennsylvania corporation ("Seller"), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of a subsidiary of the Buyer with and into the Seller (the "Merger");

        WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $0.10 per share ("Shares"), of the Seller, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder's name on
Schedule 1 attached hereto; and

        WHEREAS, it is a condition to the consummation of the Merger that the Stockholder execute and deliver this Agreement.

        Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger.

        NOW, THEREFORE, in consideration of, and as a condition to, the Buyer's entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

        1. The Stockholder, while this Agreement is in effect, shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, at the special meeting of the Seller's stockholders to be called and held following the date hereof (the "Special Meeting"), for the approval of the Agreement and Plan of Merger and transactions contemplated thereby, including the Merger, and, while this Agreement is in effect, shall vote or cause to be voted all such Shares, at the Special Meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer or any subsidiary of the Buyer.

        2. While this Agreement is in effect, prior to the Special Meeting, the Stockholder shall not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 3 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to the Special Meeting, whether by the exercise of any stock options to acquire Shares or otherwise, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other stockholder of the Seller who has executed a copy of this Agreement with respect to some or all of the Shares held by such stockholder, and (e) as the Buyer may otherwise agree in writing in its sole discretion.

        The Seller shall cause its transfer agent to note on its records for the Seller (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Buyer's request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

        "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A STOCKHOLDER AGREEMENT BY AND BETWEEN CITIZENS BANK OF PENNSYLVANIA AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF COMMONWEALTH BANCORP, INC."

        3. The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. The Stockholder further represents and warrants that this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth on Schedule 1, the Stockholder represents and warrants that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares. The Stockholder further represents and warrants that the Stockholder understands that at the Effective Time of the Merger, (a) each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive $46.50, without interest, and (b) to the extent not exercised in accordance with its terms prior to the Effective Time, each option to purchase Shares listed on such Schedule shall be automatically cancelled and converted into the right to receive an amount of cash determined in the manner set forth in the Agreement and Plan of Merger.

        4.      The agreements with respect to voting and transfer contained in
Section 1 and, Section 2, respectively, hereof shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Agreement and Plan of Merger in accordance with Article VIII thereof.

        5. The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        6. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        7. No waivers of any breach of this Agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Seller who has executed a copy of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Seller.

        8. This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

        9. The Stockholder is executing this Agreement only in the Stockholder's capacity as a stockholder of the Seller, and not in the Stockholder's capacity as a director, trustee, officer or employee of the Seller or any of its subsidiaries. Nothing contained herein shall be construed to create any obligation on the part of the Stockholder in such Stockholder's capacity as a director, trustee, officer or employee of the Seller or any of its subsidiaries.



                  [Remainder of Page Intentionally Left Blank]

        EXECUTED as of the date first above written.


                                        STOCKHOLDER


                                        ----------------------------------------
                                        Name:  [ ]


                                        CITIZENS BANK OF PENNSYLVANIA



                                        By:
                                           -------------------------------------
                                        Name:  [ ]
                                        Title: [ ]

                                 SCHEDULE 1(1)


 STOCKHOLDER                     SHARES                               OPTIONS





Notwithstanding anything in this Agreement to the contrary, the Stockholder does not represent that the Stockholder has any voting or other power with respect to any of the Shares set forth above which are Shares allocable to such Stockholder's account under any employee stock ownership, deferred investment or other similar plan of the Seller.




-----------------------
(1) Shares include shares allocable to a stockholder's account under the Seller's employee stock ownership, deferred investment or other similar plans.